EXHIBIT 10.1

February 2, 2021

Tina S. Nova, PhD
Delivered by hand or via email

Dear Tina:

As you may know, Veracyte, Inc. (the “Company” or “Veracyte”)1 is entering into an agreement with Decipher Biosciences, Inc. (“Decipher”) , pursuant to which the Company will acquire Decipher (the “Merger” and the closing thereof, the “Closing Date”). This offer is contingent on the closing of the Merger, and if you accept this offer of employment (this “Offer Letter”) would take effect as of the Closing Date (your “Veracyte Start Date”). You are critical to the Merger and it is a material condition to the Company’s willingness to complete the Merger that you enter into this Offer Letter.

The terms of this offer are as follows and will be effective as of your Veracyte Start Date:

1.    Position. You will serve as General Manager, Urological Cancers. In this role, you will report to Bonnie H. Anderson, Chairman of the Board and Chief Executive Officer. You have committed to remain actively employed on a full-time basis for at least 12 months after the Closing Date (following which time you and the Company agree to discuss your go-forward work schedule).
2.    Base Salary. You will receive a base salary of $475,000 per year, paid in accordance with the Company’s established payroll schedule, presently semi-monthly.
3.    Annual Bonus. It is currently intended that you will continue to participate in the Decipher bonus plan in which you were participating immediately prior to the Closing Date (the “Decipher Incentive Plan”) from the Closing Date through the end of the current plan performance year, with a target bonus of 50% of your annual base salary payable contingent upon the achievement of individual and corporate performance metrics applicable thereto and your continued employment through the date of payment, as determined by the Company. Beginning at such time as deemed appropriate by the Company, which is currently anticipated to be the Company’s 2022 first fiscal quarter, you will join a Company incentive bonus plan or sales commission plan (as applicable, the “Company Incentive Plan”). Your eligibility and compensation under the Decipher Incentive Plan and/or the Company Incentive Plan and/or any other applicable incentive or commission plan will be governed by applicable law, the terms of the plan and applicable Decipher or Company policy as established from time to time. For the avoidance of doubt, the rules of the Decipher Incentive Plan and the Company Incentive Plan, as applicable, may be terminated, replaced or amended by the Company at any time in its discretion.

4.    Employee Benefits. From the Closing Date through the date specified by the Company in its sole discretion, you will remain eligible to participate in those Decipher-sponsored benefit plans in which you were participating immediately prior to the Closing Date. Beginning at such time as deemed appropriate by the Company, your participation under the foregoing Decipher plans will cease, and

1 Any reference to “Veracyte” or “Company” will be understood to include any direct or indirect subsidiary of Veracyte if, following the Merger, you become an employee of or provide services to such a subsidiary, including Decipher.

6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301

you will join Company benefit plans commensurate with those provided to similarly situated Company employees, as may be in effect from time to time.
Subject to applicable enrollment waiting period and/or eligibility requirements, in connection with your employment with the Company following the Closing Date, you will be eligible to participate in the Company’s 401(k) Plan and Employee Stock Purchase Plan, in accordance with the terms and conditions of such plans as may be in effect from time to time. Also, you will be eligible for paid time off and company paid holidays in accordance with the Company’s established policies. These and other policies are explained fully in the Company’s employee handbook, which will be provided to you upon joining the Company.

5.    Restricted Stock Units. Subject to approval by the Company’s Board of Directors (the “Board”), you will be granted 30,000 restricted stock units (“RSUs”) to acquire shares of the Company’s common stock following your Veracyte Start Date. Your RSUs will vest on March 2, 2022, subject to your continued service through such date. Your RSUs will be further subject to the terms and conditions set forth in the applicable award agreement between you and the Company and the Company’s 2013 Stock Incentive Plan.

The Company may modify the preceding terms of employment, including job titles and reporting relationships from time to time, as it deems necessary.
6.    Location. Your location of employment will be San Diego, California.

7.    Severance. You will enter into the Company’s Change of Control and Severance Agreement to be provided concurrently herewith (the “CIC Agreement”). By your signature below, you acknowledge and agree that any transition of your employment from full-time to part-time employment, or to another service role as contemplated in Section 1 of this Offer Letter, shall not entitle you to any payments or benefits payable or to be provided pursuant to Section 3(a) of the CIC Agreement.

By your signature below, you acknowledge and agree that the transition of your employment from Decipher to the Company and/or your employment under the terms of this Offer Letter shall not constitute, nor entitle you to any payments or benefits payable or to be provided upon a termination of your employment without Cause (as defined under the employment offer letter by and between you and Decipher dated August 6, 2018 (your “Decipher Offer Letter”)) or resignation for Good Reason (as defined under your Decipher Offer Letter) pursuant to your Decipher Offer Letter. In addition, you acknowledge and agree that (after giving effect to the “single trigger” acceleration of your Decipher equity awards upon the Closing of the Merger), you will not be entitled to any severance benefits or additional acceleration benefits arising under any agreement or understanding that you may have between you and Decipher, including but not limited to the Decipher Offer Letter, or under Decipher policy (the “Old Severance and Acceleration Benefits”). You agree that by signing this Offer Letter you waive all rights to the Old Severance and Acceleration Benefits and, for the avoidance of doubt, you acknowledge and agree that no Company equity awards you may be granted, including but not limited to the RSUs, shall be subject to any acceleration pursuant to the Old Severance and Acceleration Benefits.

8.    Restrictive Covenant. This offer and the Merger are also contingent on you executing the Restrictive Covenant Agreement, a copy of which is provided with this Offer Letter (the “Restrictive Covenant Agreement”).

Prior to the Closing, you agree to exercise and hold through Closing at least 46,340 of your vested options to purchase Decipher common stock.
You agree that during your employment with the Company you will not engage in any other employment, business, or business-related activity unless you receive prior written approval from the Company to hold such outside employment or engage in such business or activity. You further agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.

9.    Tax Matters.

(a)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
(b)    Section 409A. This Offer Letter will be interpreted consistent with (or if appropriate, exempt from) Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). However, neither the Company, Decipher nor any of their respective affiliates, employees, counsel or representatives will have any liability to you with respect to any taxes, penalties, interest or other costs or expenses you, your estate or beneficiaries may incur under Section 409A or any other Federal, state or local tax provision or requirement. Any amounts or benefits payable upon your “separation from service” (within the meaning of Section 409A) with the Company that are subject to, and not exempt from, Section 409A (“Section 409A Payments”) will be delayed if you are a “specified” employee under Section 409A until six months after such separation or, if earlier, your death. Delayed payments will be paid in a lump sum at the expiration of the delay period and any payments not delayed will be paid in accordance with their original schedule. With respect to Section 409A Payments, termination of employment will mean “separation from service” under Section 409A or, earlier, upon a timely established permissible payment event under Section 409A, if any. Payments under this Offer Letter are intended to constitute separate payments for purposes of Section 409A to the maximum extent permitted.

10.    Withholding. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
11.    Work Authorization; Background Check. In accordance with federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three (3) business days of your date of hire, or the Company may terminate its employment relationship with you. In addition, your offer of employment is contingent upon a successfully completed background report.

12.    At-Will Employment. In accordance with the law, employment with the Company is at-will, and may be terminated at any time by you or the Company, with or without cause and with or without notice.
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301

13.    Confidentiality; Arbitration; Company Policies. Employment with the Company is contingent upon your signature of, and compliance with, its At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which is provided with this Offer Letter. This requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, as well as non-disclosure of Company proprietary information and a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship, each requirement is described in detail in the Confidentiality Agreement. Kindly return a signed copy of the Confidentiality Agreement with this Offer Letter. At all times during your employment, you agree to abide by the Company’s employment policies and procedures, as such policies and procedures are in effect.

14.    Entire Agreement. This Offer Letter, together with the CIC Agreement, the Restrictive Covenant Agreement and the Confidentiality Agreement, set forth the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, your Decipher Offer Letter any representations made during your recruitment, interviews or pre- employment negotiations, whether written or oral. This Offer Letter including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an authorized officer of the Company and you. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) between you and Decipher, or any predecessor, will remain in effect as it pertains to subject matters existing prior to your Veracyte Start Date.

You agree to keep the Merger, and the terms of its definitive agreement, as well as the terms of this Offer Letter, the Restrictive Covenant Agreement and each other agreement that you will execute in connection with this offer of employment, confidential and not to reveal their contents to anyone without the consent of the Company, except the Board and its attorneys and advisors as well as your lawyers, your spouse or other immediate family member, and/or your financial or tax consultants or advisors; provided that they agree or are subject to the same or substantially similar confidentiality terms, or as required by the terms of the definitive agreement for the Merger, legal process or applicable law.

This offer is contingent on the completion of the Merger. In the event the Merger is not consummated in accordance with its terms, this offer will become null and void, and have no further force or effect.

[Signature Page to Offer Letter Follows]

We’re all keenly looking forward to welcoming you aboard! If you have any questions about this offer or its terms, please feel free to contact Bonnie H. Anderson, Chairman and Chief Executive Officer at 650-243- 6302 or Jennifer Harvey, HR Director at 650-243-6328.
To accept the Company’s offer, please sign and date this Offer Letter in the space provided below and return it to the Company.

Sincerely,

Veracyte, Inc.
a Delaware corporation

By: /s/ Bonnie H Anderson

Name: Bonnie H. Anderson
Title: Chairman and Chief Executive Officer

I agree to the terms and conditions in this Offer Letter Date: February 2, 2021

    /s/ Tina S. Nova

Tina S. Nova, PhD

[Signature Page to Offer Letter]

6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301